                                                                    EXHIBIT 99.1


[CRDA LISTED NYSE LOGO]  [CRDB LISTED NYSE LOGO]


                           [CRAWFORD & COMPANY LOGO]
                                 PRESS RELEASE
                 CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E.
              P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830


FOR IMMEDIATE RELEASE                             DATE: JULY 26, 2004
                                                  FROM: MARSHALL G. LONG
                                                        CHIEF EXECUTIVE OFFICER
-------------------------------------------------------------------------------

                  Crawford Reports Second Quarter 2004 Results


Crawford & Company (NYSE: CRDA and CRDB), the world's largest independent provider of claims management solutions to insurance companies and self-insured entities, today announced its financial results for the second quarter ended June 30, 2004.

Second quarter 2004 revenues before reimbursements totaled $172.0 million compared with $176.3 million in the 2003 second quarter. Second quarter 2004 net income was $5.5 million compared to $6.1 million for the 2003 second quarter. Second quarter 2004 net income per share was $0.11 per share compared to $0.12 in the prior-year quarter. During the 2004 second quarter, the Company settled a tax credit refund claim with the Internal Revenue Service which increased net income by $2.8 million, or $0.06 per share. Operating earnings (earnings before net corporate interest and taxes) in the 2004 second quarter totaled $5.7 million compared with $10.7 million in the prior year quarter.

U.S. revenues before reimbursements were $109.6 million in the second quarter of 2004 compared with $121.9 million in the 2003 second quarter. Revenues from the insurance company market were $48.4 million in the 2004 second quarter compared with $62.2 million in the 2003 period, reflecting a continued softening in the Company's U.S. insurance company referrals for high-frequency, low-severity claims in the current quarter. Revenues from self-insured clients were $40.4 million in the 2004 second quarter compared with $42.1 million in the 2003 quarter, primarily reflecting declines in U.S. employment levels and associated injury rates which have contributed to a reduction in workers' compensation claims. Recently reported gains in U.S. employment levels should benefit future revenues from self-insured clients. Class action services revenues were $20.9 million for the 2004 second quarter, compared with $17.6 million in the comparable year-ago quarter. This increase is primarily the result of work commenced on several new projects awarded during 2004.

Second quarter 2004 international revenues grew to $62.4 million from $54.5 million for the same period in 2003. This growth is largely due to foreign currency fluctuations. During the 2004 second quarter, the U.S. dollar weakened against the British pound and the euro, resulting in a net exchange rate benefit in the quarter. Excluding the benefit of exchange rate fluctuations, international revenues would have been $56.2 million in the 2004 second quarter, reflecting growth in revenues on a constant dollar basis of 3.4%. In addition, during the 2004 second quarter, international operating expenses increased by $6.6 million in U.S. dollars, a 12.2% increase, and by 1.4% on a constant dollar basis.

Mr. Marshall G. Long, chief executive officer of Crawford & Company, stated, "Our second quarter results reflect the ongoing industry-wide contraction in U.S. claims frequency, as we experienced volume declines in both the insurance company and self-insured markets. These declines more than offset the growth we enjoyed in our class action services unit during the current quarter."

"While we continue to endure challenging industry circumstances, we were pleased that we successfully reduced our U.S. operating expenses, excluding severence costs, by 6.4% in the current quarter as compared to the prior year period in response to the decline in claims volume and improved our U.S. operating margin to 3.5% as compared to 2.6% for the 2004 first quarter. Excluding severance costs of $1.2 million recognized in the 2004 second quarter, our U.S. operating margin would have been 4.6%. The second quarter 2004 operating margin in our international operations of 3.1% declined as compared to the 2004 first quarter, but has grown significantly over the operating margin of 1.0% in the 2003 second quarter. Our expectations for the insurance industry in 2004 remain cautious, but we believe we are well positioned to grow our margins, both in the U.S. and internationally, when claim frequencies begin to grow."

Total revenues before reimbursements for the six months ended June 30, 2004 were $341.9 million compared with $343.6 million in 2003. Operating earnings totaled $10.8 million compared with $17.1 million in 2003. Net income for the current six-month period totaled $7.9 million, or $0.16 per share, compared with $9.3 million, or $0.19 per share, reported in the prior year.

U.S. revenues before reimbursements for the 2004 six-month period were $218.9 million compared with $236.9 million in 2003. International revenues before reimbursements were $123.0 million in the 2004 year-to-date period compared with $106.6 million during 2003. Excluding the benefit of exchange rate fluctuations, international revenues would have been $109.3 million in the current year-to-date period, reflecting growth in revenues on a constant dollar basis of 2.6%. In addition, during the 2004 six-month period, international operating expenses increased by $15.1 million in U.S. dollars, a 14.7% increase and by 2.0% on a constant dollar basis.

Mr. Long concluded, "We are pleased with the growth in our class action services business this year. We benefited from the award of several new contracts during the second quarter and have a strong backlog of cases, which will contribute to revenues during the balance of the year. In addition, we have signed a letter of intent to sell an undeveloped parcel of real estate for a sales price of $10.4 million in cash. This sale is subject to certain contingencies but we expect to close this transaction in the third quarter, recognizing a gain of approximately $9.4 million."

Crawford & Company's management will host a conference call with analysts on Monday, July 26, 2004 at 3:00 P.M. EDT, to discuss its quarterly earnings and other developments. The call will be recorded and available for replay through August 2, 2004. You may dial 1-800-428-6051 (973-709-2089 international) to listen to the replay. The access code is 366662. Alternatively, please visit our web site at www.crawfordandcompany.com for a live audio web cast.

Further information regarding the Company's financial position, operating results, and cash flows for the quarter ended June 30, 2004 is shown on the attached statements. Operating earnings is one of the key performance measures used by the Company's senior management to evaluate the performance of its business and make resource allocation decisions. The Company believes this measure is useful to investors in that it allows them to evaluate its performance using the same criteria that management uses. Following is a reconciliation of consolidated net income to operating earnings and the related margins as a percentage of revenues before reimbursements for all periods presented:


                                                 Quarter ended                                  Six months ended
                                ----------------------------------------------       --------------------------------------------
                                June 30,        %           June 30,      %          June 30,      %          June 30,       %
                                  2004        Margin          2003      Margin         2004      Margin         2003       Margin
                                --------      ------        --------    ------       --------    ------       --------     ------

Net income                      $ 5,540         3.2%        $ 6,051       3.4%       $ 7,929       2.3%       $ 9,300       2.7%
Add/(deduct):
   Net corporate interest          (534)       (0.3)          1,179       0.7            803       0.3          2,458       0.7
   Income taxes                     725         0.4           3,463       2.0          2,093       0.6          5,322       1.6
                                -------        ----         -------       ---        -------       ---        -------       ---
Operating earnings              $ 5,731         3.3%        $10,693       6.1%       $10,825       3.2%       $17,080       5.0%
                                =======        ====         =======       ===        =======       ===        =======       ===


Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world's largest independent provider of claims management solutions to insurance companies and self-insured entities, with a global network of more than 700 offices in 67 countries. Major service lines include workers' compensation claims administration and healthcare management services, property and casualty claims management, class action services and risk management information services. The Company's shares are traded on the NYSE under the symbols CRDA and CRDB.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. The results achieved in the quarter ended June 30, 2004 are not necessarily indicative of future prospects for the Company. Actual results in future quarters may differ materially. For a complete discussion regarding factors which could affect the Company's financial performance, see the Company's Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission, in particular the information under the headings "Business", "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. The Company's actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company.

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL JOHN GIBLIN AT (404) 847-4571.

                               CRAWFORD & COMPANY
                        COMPARATIVE STATEMENTS OF INCOME
                      (In Thousands Except Per Share Data)


SIX MONTHS ENDED JUNE 30                                     2004                2003              % Change
                                                           --------            --------            --------

Revenues:
    Revenues Before Reimbursements                         $341,871            $343,568                   0%
    Reimbursements                                           29,398              28,602                   3%
                                                           --------            --------
Total Revenues                                              371,269             372,170                   0%

Costs and Expenses:

         Cost of Services Before Reimbursements             263,260             261,314                   1%
         Reimbursements                                      29,398              28,602                   3%
                                                           --------            --------
    Cost of Services                                        292,658             289,916                   1%

    Selling, General, and Administrative                     67,786              65,174                   4%
    Corporate Interest, Net                                     803               2,458                 -67%
                                                           --------            --------
Total Costs and Expenses                                    361,247             357,548                   1%
                                                           --------            --------

Income Before Income Taxes                                   10,022              14,622                 -31%
Income Taxes                                                  2,093               5,322                 -61%
                                                           --------            --------

Net Income                                                 $  7,929            $  9,300                 -15%
                                                           ========            ========

Net Income Per Share:
   Basic                                                   $   0.16            $   0.19                 -16%
                                                           --------            --------
   Diluted                                                 $   0.16            $   0.19                 -16%
                                                           --------            --------

Weighted Average Shares Outstanding:
   Basic                                                     48,724              48,623
                                                           --------            --------
   Diluted                                                   48,836              48,670
                                                           --------            --------

                               CRAWFORD & COMPANY
                        COMPARATIVE STATEMENTS OF INCOME
                      (In Thousands Except Per Share Data)


QUARTER ENDED JUNE 30                                        2004                  2003             % Change
                                                           ---------             ---------          --------

Revenues:
    Revenues Before Reimbursements                         $ 172,016             $ 176,310              -2%
    Reimbursements                                            14,517                13,895               4%
                                                           ---------             ---------
Total Revenues                                               186,533               190,205              -2%

Costs and Expenses:

         Cost of Services Before Reimbursements              132,135               133,522              -1%
         Reimbursements                                       14,517                13,895               4%
                                                           ---------             ---------
    Cost of Services                                         146,652               147,417              -1%

    Selling, General, and Administrative                      34,150                32,095               6%
    Corporate Interest, Net                                     (534)                1,179            -145%
                                                           ---------             ---------
Total Costs and Expenses                                     180,268               180,691               0%
                                                           ---------             ---------

Income Before Income Taxes                                     6,265                 9,514             -34%
Income Taxes                                                     725                 3,463             -79%
                                                           ---------             ---------

Net Income                                                 $   5,540             $   6,051              -8%
                                                           =========             =========

Net Income Per Share:
   Basic                                                   $    0.11             $    0.12              -8%
                                                           ---------             ---------
   Diluted                                                 $    0.11             $    0.12              -8%
                                                           ---------             ---------

Weighted Average Shares Outstanding:
   Basic                                                      48,724                48,623
                                                           ---------             ---------
   Diluted                                                    48,796                48,671
                                                           ---------             ---------

                               CRAWFORD & COMPANY
                      SUMMARY RESULTS BY OPERATING SEGMENT
                         SIX MONTHS ENDED JUNE 30, 2004
                       (In Thousands Except Percentages)


                                                  U.S.                       International                      Total
                                         -----------------------       -----------------------       -----------------------
                                           2004           2003            2004           2003          2004            2003
                                         --------       --------       --------       --------       --------       --------

Revenues Before Reimbursements           $218,906       $236,931       $122,965       $106,637       $341,871       $343,568

Compensation & Benefits                   137,201        149,646         85,269         73,817        222,470        223,463
% of Revenues                                62.6%          63.1%          69.4%          69.2%          65.0%          65.0%

Expenses Other than Reimbursements,
   Compensation & Benefits                 74,987         73,105         33,589         29,920        108,576        103,025
% of Revenues                                34.3%          30.9%          27.3%          28.1%          31.8%          30.0%
                                         --------       --------       --------       --------       --------       --------

Operating Earnings (1)                   $  6,718       $ 14,180       $  4,107       $  2,900       $ 10,825       $ 17,080
% of Revenues                                 3.1%           6.0%           3.3%           2.7%           3.2%           5.0%
                                         --------       --------       --------       --------       --------       --------


                          QUARTER ENDED JUNE 30, 2004
                       (In Thousands Except Percentages)


                                                  U.S.                       International                      Total
                                         -----------------------       -----------------------       -----------------------
                                           2004           2003            2004           2003          2004            2003
                                         --------       --------       --------       --------       --------       --------

Revenues Before Reimbursements           $109,593       $121,858       $ 62,423       $ 54,452       $172,016       $176,310

Compensation & Benefits                    67,834         75,302         42,849         38,324        110,683        113,626
% of Revenues                                61.9%          61.8%          68.6%          70.4%          64.4%          64.4%

Expenses Other than Reimbursements,
   Compensation & Benefits                 37,933         36,425         17,669         15,566         55,602         51,991
% of Revenues                                34.6%          29.9%          28.3%          28.6%          32.3%          29.5%
                                         --------       --------       --------       --------       --------       --------

Operating Earnings (1)                   $  3,826       $ 10,131       $  1,905       $    562       $  5,731       $ 10,693
% of Revenues                                 3.5%           8.3%           3.1%           1.0%           3.3%           6.1%
                                         --------       --------       --------       --------       --------       --------

(1)      Earnings net corporate interest, and taxes.

                               CRAWFORD & COMPANY
                    CONSOLIDATED COMPARATIVE BALANCE SHEETS
                      JUNE 30, 2004 AND DECEMBER 31, 2003
                                 (In Thousands)


                                                                       JUNE 30             December 31
                                                                        2004                   2003
                                                                      ---------            -----------

ASSETS
    Current Assets:
          Cash and Cash Equivalents                                   $  23,090             $  45,805
          Accounts Receivable, Net                                      154,806               142,273
          Unbilled Revenues                                             105,494               101,557
          Prepaid Expenses and Other Current Assets                      13,761                13,028
                                                                      ---------             ---------

    Total Current Assets                                                297,151               302,663
                                                                      ---------             ---------

          Property and Equipment, at Cost                               152,705               154,786
          Less Accumulated Depreciation                                (117,099)             (117,618)
                                                                      ---------             ---------

    Net Property and Equipment                                           35,606                37,168
                                                                      ---------             ---------

    Other Assets:
          Intangible Assets Arising from Acquisitions, Net              106,383               104,523
          Capitalized Software Costs, Net                                31,753                31,540
          Deferred Income Tax Asset                                      28,736                28,505
          Other                                                          12,083                12,840
                                                                      ---------             ---------
    Total Other Assets                                                  178,955               177,408
                                                                      ---------             ---------

    Total Assets                                                      $ 511,712             $ 517,239
                                                                      =========             =========

LIABILITIES AND SHAREHOLDERS' INVESTMENT

    Current Liabilities:
          Short-Term Borrowings                                       $  41,546             $  43,007
          Accounts Payable                                               32,924                36,685
          Accrued Liabilities                                            79,564                85,734
          Deferred Revenues                                              22,131                19,172
          Current Installments of Long-Term Debt                          2,620                 3,106
                                                                      ---------             ---------

    Total Current Liabilities                                           178,785               187,704
                                                                      ---------             ---------

    Noncurrent Liabilities:
          Long-Term Debt, Less Current Installments                      50,841                50,664
          Deferred Revenues                                              10,403                10,559
          Self-Insured Risks                                             10,780                11,920
          Postretirement Medical Benefit Obligation                       6,077                 6,077
          Minimum Pension Liability                                      70,159                67,846
          Other                                                          10,377                 9,875
                                                                      ---------             ---------
    Total Noncurrent Liabilities                                        158,637               156,941
                                                                      ---------             ---------

    Shareholders' Investment:
          Class A Common Stock, $1.00 Par Value                          24,027                24,027
          Class B Common Stock, $1.00 Par Value                          24,697                24,697
          Additional Paid-in Capital                                        840                   840
          Retained Earnings                                             189,829               187,747
          Accumulated Other Comprehensive Loss                          (65,103)              (64,717)
                                                                      ---------             ---------

    Total Shareholders' Investment                                      174,290               172,594
                                                                      ---------             ---------

    Total Liabilities and Shareholders' Investment                    $ 511,712             $ 517,239
                                                                      =========             =========

                               CRAWFORD & COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                SIX MONTHS ENDED JUNE 30, 2004 AND JUNE 30, 2003
                                 (In Thousands)


                                                                                   2004                 2003
                                                                                 --------             --------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Income                                                                  $  7,929             $  9,300
     Reconciliation of Net Income to Net Cash (Used in) Provided by
     Operating Activities:
           Depreciation and Amortization                                            9,044                8,123
           Deferred Income Taxes                                                      (90)                 245
           Loss on Sales of Property and Equipment                                     40                   76
          Changes in Operating Assets and Liabilities, Net of Effects
          of Acquisitions:
                Accounts Receivable, Net                                          (11,716)              (7,215)
                Unbilled Revenues                                                  (4,118)              (1,658)
                Accrued or Prepaid Income Taxes                                       (86)               1,226
                Accounts Payable and Accrued Liabilities                           (9,324)                 (64)
                Deferred Revenues                                                   2,626                4,830
                Prepaid and Accrued Pension Costs                                  (1,403)               7,884
                Prepaid Expenses and Other Assets                                   2,167                2,456
                                                                                 --------             --------
Net Cash (Used in) Provided by Operating Activities                                (4,931)              25,203
                                                                                 --------             --------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisitions of Property and Equipment, Net                                   (4,600)              (5,204)
     Capitalization of Computer Software Costs                                     (3,652)              (6,458)
     Acquisitions of Businesses, Net of Cash Acquired
                                                                                     (479)                (166)
                                                                                 --------             --------
Net Cash Used in Investing Activities                                              (8,731)             (11,828)
                                                                                 --------             --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Dividends Paid                                                                (5,847)              (5,835)
     (Decrease) Increase in Short-Term Borrowings
                                                                                   (3,403)                 301
     Decrease in Long-Term Debt                                                      (300)                (403)
     Capitalized Loan Costs                                                            61                   --
                                                                                 --------             --------
Net Cash Used in Financing Activities                                              (9,489)              (5,937)
                                                                                 --------             --------

Effect of Exchange Rate Changes on Cash and Cash Equivalents                          436                  921
                                                                                 --------             --------
(Decrease) Increase in Cash and Cash Equivalents                                  (22,715)               8,359
Cash and Cash Equivalents at Beginning of Period                                   45,805               34,934
                                                                                 --------             --------
Cash and Cash Equivalents at End of Period                                       $ 23,090             $ 43,293
                                                                                 ========             ========